Exhibit 99.1

The Inventure Group, Inc. Announces Record Third Quarter 2009 Results

Reports 7th Consecutive Quarter of Year-Over-Year Earnings Growth, New Distribution Gains

PHOENIX, Oct 21, 2009 — The Inventure Group, Inc. (NASDAQ: SNAK), a leading specialty snack food manufacturer, today reported financial results for the third quarter ended September 26, 2009, highlighted by a seventh consecutive quarter of year-over-year earnings growth, an 18% net profit increase, EBITDA growth of 19% and new distribution gains.

3Q 2009 Consolidated Financial Results Overview

Net income in the third quarter of 2009 was $1.3 million up 18% compared to $1.1 million for the same period in 2008. This represents the highest third quarter earnings in the Company’s history. Diluted earnings per share were $0.07, an increase of 17% compared to $0.06 in the same quarter of 2008.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the third quarter of 2009 was $3.35 million, an increase of 19% versus last year. A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Net revenue in the third quarter of 2009 was $29.9 million, up 0.4% compared to $29.8 million for the same period in 2008. The Snack Division contributed 3.9% of net revenue growth while the Rader Division net revenue declined by 6.8% vs. last year.

On the Snack side, Boulder Canyon™ was a key driver behind revenue growth with an increase of 8% versus last year. This quarter’s net revenue growth rate was slower than previous quarters as Inventure ramped up investment in Trade spending in securing new distribution. Other Snack division growth drivers included T.G.I. Friday’s®, up 11.3% vs. 2008, and a 61% increase in Private Label sales vs. last year. These gains were offset by a decline in Poore Brothers® which was impacted by last years’ pipeline fill of Inventure’s first national account and the loss of low margin Food Service business as well as a decline in the BURGER KING™ brand.

As anticipated, Rader Farms net revenues were down 6.8% for the quarter.  The abundance of fresh berries at discounted prices adversely affected sales, evidenced by the fact that July/August sales were down while September sales were up double digits as the retail trade sold through fresh product.

Operating income in the third quarter was $2.44 million or 8% of net revenue, an increase of 15% compared to $2.12 million or 7% of net revenue for the same period in 2008.

Selling, general and administrative (SG&A) expenses in the third quarter decreased to 14.3% of net sales versus 16.7% of net sales in the same period last year, attributed to Inventure’s ability to leverage greater economies of scale and continued commitment to cost control initiatives.

2009 Year To Date - Revenue, EPS and EBITDA

Through the first nine months of 2009, Inventure reported net sales of $93.1 million, an increase of 9.2% compared to net sales of $85.2 million for the same period in 2008. Net earnings per diluted share for the first nine months of 2009 were $0.18 versus $0.12 during the same period in 2008, reflecting a gain of 50%. EBITDA for the first nine months of 2009 was $8.6 million, an increase of 27% vs. last year’s EBITDA of $6.8 million.

Management Commentary & Future Outlook

“We are pleased to report our 7th consecutive quarter of year-over-year earnings growth,” said Terry McDaniel, President and CEO of The Inventure Group. “Our team continues to deliver profitable growth as illustrated by an 18% rise in net income and a 19% EBITDA increase in the third quarter of 2009. With respect to our Snack division, Boulder Canyon™ continues to perform very well. We have invested in new trade programs resulting in securing both a new national account which will begin shipping this month and a premier regional supermarket chain which will start shipping late fourth quarter of this year.  We are also very pleased with the continued turnaround of the T.G.I. Friday’s® brand with an 11.3% net revenue increase for the quarter and 6.5% on a year to date basis. Our premium private label business continues to perform very well with revenue growth in the quarter of 61%. While BURGER KING™ sales did not meet expectations for the quarter, we are excited to report international distribution expansion of its ready-to-eat snack chips to include 17 new countries throughout the Middle East, Asia and Europe on top of the 30+ countries where BURGER KING™ snack chips are currently sold. We are also launching our next generation of BURGER KING™ Fries product in early first quarter of 2010 and remain very committed to the growth of this brand.”

McDaniel continued: “Although bottom line growth performed well, our top line did experience a slow down in growth from previous quarters due largely to Rader Farms. As previously reported, Rader Farms’ revenue was impacted by pricing pressure in light of a strong berry crop throughout the industry. Despite Rader sales being down for the quarter, the month of September returned to positive revenue growth vs. last year .  In addition, we are able to offset any impact of sales softness by delivering a record crop well above our original forecast. Going forward, although we’ve reduced prices we remain confident on future growth in unit sales because of lower prices and we have picked up an additional $3-4 million of new business through new customers and expanded divisions of current customers commencing early first quarter of 2010. We are also on track to launch our new Jamba™ Smoothie product late in the First Quarter of 2010.  Initially, we intend to roll this out into 5 key Jamba Juice® markets supported by a strong consumer and trade program.”

McDaniel concluded: “Our innovative product pipeline, unique manufacturing capabilities and proven ability to profitably expand distribution has positioned Inventure for continued growth for the remainder of 2009 and should provide a performance kick start for 2010. It’s undoubtedly an exciting time in our company and we have the utmost confidence that our strategic plan along with our exceptional caliber of employees will effectively build upon the success we’ve enjoyed over the past several years.”

Conference Call

The Inventure Group’s executive management team will host a conference call today at 4 p.m. ET to discuss the Company’s third quarter results and comment on its outlook for the remainder of 2009 and into 2010. To participate in the conference call, please call toll-free (888) 778-9069 or (913) 312-0409 for international callers.

A live webcast of the call will also be available by accessing www.inventuregroup.net and will be archived for one year following the event.

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different(tm) specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s(r), BURGER KING(tm), Rader Farms(r), Boulder Canyon(tm) Natural Foods, Poore Brothers(r), Tato Skins(r) and Bob’s Texas Style(r). For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, deteriorating economic conditions, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

Contact:

The Inventure Group, Inc.

Steve Weinberger, Chief Financial Officer

(623) 932-6200

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Nine Months Ended
	Sept 26, 2009	Sept 27, 2008	Sept 26, 2009	Sept 27, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$29,937,411	$29,822,135	$93,075,776	$85,241,866
Cost of revenue	23,214,654	22,710,078	73,908,543	67,753,250
Gross profit	6,722,757	7,112,057	19,167,233	17,488,616
Selling, general & administrative expenses	4,282,591	4,994,732	13,148,891	12,776,064
Operating income	2,440,166	2,117,325	6,018,342	4,712,552
Interest expense, net	267,306	318,890	681,259	1,000,127

Income before income taxes	2,172,860	1,798,435	5,337,083	3,712,425
Income tax provision	869,099	695,197	2,108,776	1,475,350

Net income	$1,303,761	$1,103,238	$3,228,307	$2,237,075

Earnings per common share:
Basic	$0.07	$0.06	$0.18	$0.12
Diluted	$0.07	$0.06	$0.18	$0.12
Weighted average number of common shares:
Basic	17,885,440	18,750,919	17,978,031	18,790,591
Diluted	18,041,679	18,750,919	18,225,781	18,790,591

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept 26, 2009	Sept 27, 2008
	(unaudited)	(unaudited)
Current assets	$34,217,796	$28,409,483
Property and equipment, net	24,094,488	24,256,395
Other assets, net	14,650,338	14,688,514
Total assets	$72,962,622	$67,354,392

Line of credit	$11,422,629	$9,318,350
Other current liabilities	15,565,318	14,809,976
Long-term debt	10,339,655	11,551,554
Other long-term liabilities	3,440,306	1,589,418
Total liabilities	40,767,908	37,269,298
Shareholders’ equity	32,665,909	33,231,200
Treasury stock, at cost	(471,195)	(3,146,106)
Total liabilities and shareholders’ equity	$72,962,622	$67,354,392

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

(unaudited)

	Quarter Ended		Nine Months Ended
	Sept 26, 2009	Sept 27, 2008	Sept 26, 2009	Sept 27, 2008

Reconciliation — EBITDA (1):
Reported net income	$1,303,761	$1,103,238	$3,228,307	$2,237,075
Add back: Interest, net	267,306	318,890	681,259	1,000,127
Add back: Income tax expense	869,099	695,197	2,108,776	1,475,350
Add back: Depreciation	893,984	676,134	2,532,197	2,015,655
Add back: Amortization of intangible assets	15,610	10,502	46,831	18,082
EBITDA	$3,349,760	$2,803,961	$8,597,370	$6,746,289

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.